Exhibit 99.1

Date: January 27, 2011

Media Contact:             William H. Galligan, (816) 983-1551

bgalligan@kcsouthern.com

Kansas City Southern Reports Fourth Quarter Revenues Up 18%; Record

Operating Ratio of 71.8%

Fourth Quarter 2010 Results

•	Revenues of $479 million, an increase of 18% over fourth quarter 2009 on a 12% increase in carloadings
•	Operating income of $135 million, an increase of 47% over fourth quarter 2009
•	Operating ratio of 71.8%, a 5.5 point improvement from fourth quarter 2009
•	Adjusted diluted earnings per share of $0.62, excluding a $0.12 loss for debt retirement costs in the quarter, an 82% increase over the prior year’s results

Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) reported fourth quarter 2010 revenues of $479 million reflecting continued improvement in economic conditions in the markets served. Sequentially, revenues recovered from third quarter 2010 which were negatively impacted by service disruptions caused by Hurricane Alex.

Revenue growth was experienced across all commodity groups. Automotive revenues were up 41% over fourth quarter 2009 as a combination of strong pricing and new cross border vehicle routings benefitted the commodity group. Coal revenues increased 31% from a year ago on improved contract pricing which took effect at the beginning of 2010. Intermodal revenues were up 28% on a strong volume increase of 24%. Other period-over-period revenue improvements were 23% for Industrial & Consumer Products, 11% for Chemical & Petroleum, and 8% for Agriculture & Minerals.

Reported operating income for the fourth quarter was $135 million representing a 47% increase from a year ago. The Company reported a fourth quarter 2010 operating ratio of 71.8% compared with 77.3% in fourth quarter of 2009. Operating expenses in the fourth quarter increased 9% from a year ago on a revenue increase of 18%.

The Company has produced positive free cash flow of $174 million year to date, including $48 million in the fourth quarter.

Reported net income available to common stockholders in the fourth quarter totaled $52 million, or $0.50 per diluted share, compared to $32 million, or $0.34 per diluted share in fourth quarter 2009. Excluding debt retirement costs related to refinancing activity in the fourth quarter 2010, adjusted diluted earnings per share was $0.62, an 82% increase over the fourth quarter 2009.

For the full year 2010, revenues were $1,815 million, up 23% over 2009 in spite of lost revenue from Hurricane Alex in the third quarter of 2010. Carloads for 2010 were up 15% over 2009 as the general economy improved and KCS continues to execute on its plan. Operating income increased 82% over the prior year and the Company’s 2010 operating ratio was 73.2%, an 8.8 point improvement from 2009. Diluted earnings per share for full year 2010 were $1.67 compared to $0.60 for 2009. Excluding debt retirement costs, adjusted diluted earnings per share were $2.11 and $0.64 for 2010 and 2009, respectively.

“A solid fourth quarter capped off a year in which KCS’s 2010 linehaul revenues exceeded 2008 levels,” stated executive chairman Michael R. Haverty. “The speed with which we recovered was truly impressive and speaks to the resiliency and vitality of the markets KCS serves and to the quality of our management who has been instrumental in the Company attaining record levels of operating efficiency and profitability. We believe that KCS will continue to deliver attractive volume and revenue growth as well as sustaining a high level of operating performance in 2011.”

David L. Starling, president and chief executive officer, stated, “KCS’s fourth quarter operating ratio of 71.8% improved 5.5 points from a year ago and marked the lowest quarterly operating ratio in the Company’s history. Our business strategy is targeted toward continuous improvement of our system operations and, given a stable economy, we expect KCS to improve its annual operating ratio in future years.

“Overall, we ended the year having made good progress in maximizing operational efficiency, improving our track and facilities infrastructure and strengthening our balance sheet and capital structure. KCS is well-positioned for continued improvement in these key areas again in 2011.”

GAAP RECONCILIATIONS

($ in millions, except per share amounts)

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Three Months Ended December 31,
	2010	2009
Diluted earnings per share	$0.50	$0.34
Adjustment for debt retirement costs	0.12	—

Adjusted diluted earnings per share (a)	$0.62	$0.34

Reconciliation of Diluted Earnings per Share to Adjusted Diluted Earnings per Share	Years Ended December 31,
	2010	2009
Diluted earnings per share	$1.67	$0.60
Adjustment for debt retirement costs	0.44	0.04

Adjusted diluted earnings per share (a)	$2.11	$0.64

Reconciliation of Free Cash Flow to Net Increases (Decreases) in Cash and Cash Equivalents:	Three Months Ended December 31, 2010	Year Ended December 31, 2010
Net cash provided by operating activities	$136.4	$496.3
Net cash used for investing activities	(85.8)	(311.5)
Preferred stock dividends paid	(2.8)	(11.0)

Free cash flow - see (b) below	47.8	173.8
Proceeds from issuance of long-term debt	180.0	480.7
Repayment of long-term debt	(177.7)	(839.7)
Other financing activities	(33.5)	153.1

GAAP net increases (decreases) in cash and cash equivalents	$16.6	$(32.1)

(a)	The Company believes adjusted diluted earnings per share is meaningful as it allows investors to evaluate the Company’s performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of the Company.

(b)	The Company believes this measure provides the amount of liquidity generated by operations that can be used for the combination or any one of the following: debt reduction, capital investment and other investments.

CHANGE IN ACCOUNTING PRINCIPLE

Certain prior year amounts have been adjusted for the retrospective change in accounting principle for rail grinding costs.

Headquartered in Kansas City, MO, Kansas City Southern is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. Kansas City Southern’s North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

This press release may include statements concerning potential future events involving KCS and its subsidiaries, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of KCS’s Form 10-K for the most recently ended fiscal year, filed by KCS with the Securities and Exchange Commission (SEC) (Commission file no. 1-04717). KCS will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern

Statements of Income

(In millions, except share and per share amounts)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Revenues	$478.6	$406.8	$1,814.8	$1,480.2

Operating expenses:
Compensation and benefits	97.6	88.3	369.3	328.7
Purchased services	48.2	44.4	189.1	173.7
Fuel	71.9	56.2	263.6	189.4
Equipment costs	39.9	42.0	157.4	164.1
Depreciation and amortization	46.1	42.7	184.9	181.6
Materials and other	39.8	41.0	164.0	175.9

Total operating expenses	343.5	314.6	1,328.3	1,213.4

Operating income	135.1	92.2	486.5	266.8

Equity in net earnings of unconsolidated affiliates	3.5	2.8	19.7	7.7
Interest expense	(35.6)	(45.3)	(158.1)	(173.7)
Debt retirement costs	(19.0)	—	(68.3)	(5.9)
Foreign exchange gain	1.5	2.7	4.7	2.1
Other income, net	0.8	0.5	4.7	5.2

Income before income taxes and noncontrolling interest	86.3	52.9	289.2	102.2
Income tax expense	30.7	17.7	109.2	34.1

Net income	55.6	35.2	180.0	68.1
Noncontrolling interest	1.0	0.2	(0.2)	1.0

Net income attributable to Kansas City Southern and subsidiaries	54.6	35.0	180.2	67.1
Preferred stock dividends	2.8	2.7	11.0	11.0

Net income available to common stockholders	$51.8	$32.3	$169.2	$56.1

Earnings per share:
Basic earnings per share	$0.51	$0.34	$1.69	$0.60

Diluted earnings per share	$0.50	$0.34	$1.67	$0.60

Average shares outstanding (in thousands):
Basic	102,175	95,387	100,054	93,145
Potentially dilutive common shares	7,463	527	7,480	504

Diluted	109,638	95,914	107,534	93,649

Kansas City Southern

Revenues & Carloads/Units By Commodity – Fourth Quarter 2010 and 2009

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Fourth Quarter		%	Fourth Quarter		%	Fourth Quarter		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change

Chemical & Petroleum
Agri Chemicals	$6.1	$5.8	5%	3.8	4.0	(5%)	$1,605	$1,450	11%
Other Chemicals	38.0	35.9	6%	25.1	23.8	5%	1,514	1,508	—
Petroleum	27.3	22.5	21%	17.8	18.0	(1%)	1,534	1,250	23%
Plastics	22.0	19.9	11%	15.2	13.6	12%	1,447	1,463	(1%)

Total	93.4	84.1	11%	61.9	59.4	4%	1,509	1,416	7%

Industrial & Consumer Products
Forest Products	54.2	44.7	21%	33.3	30.6	9%	1,628	1,461	11%
Metals & Scrap	43.3	31.6	37%	29.4	20.6	43%	1,473	1,534	(4%)
Other	16.3	16.4	(1%)	20.5	18.3	12%	795	896	(11%)

Total	113.8	92.7	23%	83.2	69.5	20%	1,368	1,334	3%

Agriculture & Minerals
Grain	54.7	55.2	(1%)	34.1	34.1	—	1,604	1,619	(1%)
Food Products	36.0	31.0	16%	18.5	16.6	11%	1,946	1,867	4%
Ores & Minerals	13.9	10.9	28%	11.6	10.1	15%	1,198	1,079	11%
Stone, Clay & Glass	5.4	5.1	6%	3.0	3.3	(9%)	1,800	1,545	17%

Total	110.0	102.2	8%	67.2	64.1	5%	1,637	1,594	3%

Coal
Unit Coal	55.2	41.6	33%	60.9	65.4	(7%)	906	636	42%
Other Coal	7.5	6.3	19%	10.3	9.2	12%	728	685	6%

Total	62.7	47.9	31%	71.2	74.6	(5%)	881	642	37%

Intermodal	54.3	42.3	28%	186.0	149.7	24%	292	283	3%

Automotive	28.4	20.2	41%	19.3	19.2	1%	1,472	1,052	40%

TOTAL FOR COMMODITY GROUPS	462.6	389.4	19%	488.8	436.5	12%	$946	$892	6%

Other Revenue	16.0	17.4	(8%)

TOTAL	$478.6	$406.8	18%

Kansas City Southern

Revenues & Carloads/Units By Commodity – Year to Date December 31, 2010 and 2009

	Revenues			Carloads and Units			Revenue per
	(in millions)			(in thousands)			Carload/Unit
	Year to Date		%	Year to Date		%	Year to Date		%
	2010	2009	Change	2010	2009	Change	2010	2009	Change

Chemical & Petroleum
Agri Chemicals	$23.5	$22.1	6%	14.9	16.9	(12%)	$1,577	$1,308	21%
Other Chemicals	152.2	140.1	9%	100.6	93.7	7%	1,513	1,495	1%
Petroleum	102.9	83.2	24%	72.8	67.9	7%	1,413	1,225	15%
Plastics	84.6	78.0	8%	61.1	59.8	2%	1,385	1,304	6%

Total	363.2	323.4	12%	249.4	238.3	5%	1,456	1,357	7%

Industrial & Consumer Products
Forest Products	202.6	168.7	20%	129.1	118.5	9%	1,569	1,424	10%
Metals & Scrap	158.3	102.1	55%	106.1	71.8	48%	1,492	1,422	5%
Other	65.8	73.6	(11%)	74.7	76.7	(3%)	881	960	(8%)

Total	426.7	344.4	24%	309.9	267.0	16%	1,377	1,290	7%

Agriculture & Minerals
Grain	219.6	195.1	13%	136.6	129.9	5%	1,608	1,502	7%
Food Products	134.7	103.5	30%	71.0	58.8	21%	1,897	1,760	8%
Ores & Minerals	53.6	41.3	30%	47.7	43.7	9%	1,124	945	19%
Stone, Clay & Glass	21.2	20.1	5%	12.8	13.9	(8%)	1,656	1,446	15%

Total	429.1	360.0	19%	268.1	246.3	9%	1,601	1,462	10%

Coal
Unit Coal	207.8	160.2	30%	241.5	262.3	(8%)	860	611	41%
Other Coal	30.8	27.0	14%	41.0	38.9	5%	751	694	8%

Total	238.6	187.2	27%	282.5	301.2	(6%)	845	622	36%

Intermodal	194.2	143.4	35%	678.4	516.4	31%	286	278	3%

Automotive	97.7	52.9	85%	71.1	51.7	38%	1,374	1,023	34%

TOTAL FOR COMMODITY GROUPS	1,749.5	1,411.3	24%	1,859.4	1,620.9	15%	$941	$871	8%

Other Revenue	65.3	68.9	(5%)

TOTAL	$1,814.8	$1,480.2	23%